Exhibit 99
Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces 2020 Financial Results

LOWELL, MA, January 28, 2021 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the year ended December 31, 2020 of $31.5 million, or $2.64 per diluted share, compared to $34.2 million, or $2.89 per diluted share, for the year ended December 31, 2019. Net income for the three months ended December 31, 2020 amounted to $9.9 million, or $0.82 per diluted share, compared to $8.7 million, or $0.74 per diluted share, for the three months ended December 31, 2019.

As previously announced on January 19, 2021, the Company declared a quarterly dividend of $0.185 per share to be paid on March 1, 2021 to shareholders of record as of February 8, 2021.

Chief Executive Officer Jack Clancy commented, “Our 2020 results compared to 2019 were largely the result of net interest income growth offset by an increase in the provision for loan losses. As of December 31, 2020, both loans and customer deposits have grown significantly compared to the year ended December 31, 2019, with loan growth principally coming from PPP loans, which also positively impacted deposit growth. Deposit growth in 2020 additionally benefited from government stimulus checks and customers proactively building liquidity in response to the economic uncertainty caused by the pandemic. We anticipate that as the majority of outstanding PPP loans are forgiven or paid off, which we believe will occur principally within the next 6 to 12 months, and as customers spend down their PPP funds, we will experience a reduction in assets, loans and deposits.”

Mr. Clancy further commented, “During the year we prudently increased our loan loss reserves in response to the effects of the COVID-19 pandemic. Our loan loss reserves were $11 million higher at December 31, 2020 than a year earlier. We also issued $60.0 million in subordinated notes, which is a form of capital for the Bank, in July of 2020. We believe the increase in total loan loss reserves combined with the subordinated notes issuance positions us very well to absorb the pandemic’s potential impact on the Company and the additional capital also provides us with a stronger foundation for growth and to seize potential opportunities that may arise once business activity returns to more normal levels.”

Regarding recent branch activity, Founder and Chairman of the Board George Duncan commented, “We successfully opened our North Andover branch on January 4th and have announced plans to open our 27th branch in Londonderry, New Hampshire in late 2021 or early 2022. Additionally, we plan to relocate our Lawrence, Massachusetts branch in the spring to an end-unit in the same building that will allow for a drive-up window and drive-up ATM, as well as additional space to better accommodate our customers’ needs.”

Over the past few months, the Company has received positive accolades for its commitment to community and to its team members. In September, the Boston Business Journal’s Corporate Citizenship Summit ranked the Company 2nd for the highest average hours of community service and 48th among the largest corporate donors in Massachusetts. In November, the Company was ranked 1st on the Boston Globe’s Top Places to Work (“TPTW”) list among large sized companies in Massachusetts.

Mr. Duncan, Mr. Clancy, Chief Human Resources Officer Jamie Gabriel and Community Relations & Customer Experience Officer Alison Burns jointly commented, “We are personally very proud of these accomplishments. Our commitment to the communities we serve and to all team members is entrenched in our culture and reflects our deep sense of purpose as a genuine community bank. This is our ninth consecutive year on the TPTW list, and we are very proud to be ranked #1 for the third time in four years. We want to personally thank and commend our entire dedicated team for their continual efforts in serving our communities and in fostering an employee-centric culture whose foundation is based on respect, trust, caring, personal accountability and excellence. We believe these values and behaviors lead to positive morale, lower turnover and recruiting advantages and ultimately translate to memorable customer experiences, active community involvement, customer growth and increased shareholder returns.”

Mr. Clancy and Mr. Duncan jointly added, “We want to thank our valued customers for their patience and understanding over the past nine months as we navigated through the various pandemic protocols which were all intended to keep everyone safe. We have been intensely focused on our team members’ and customers’ safety and well-being. We want to thank every team member in our Enterprise family. We could not be prouder of the dedication, care and teamwork each team member has displayed for our customers and each other. It has really energized us both and we look forward to continued growth and achievement in the years to come.”

Paycheck Protection Program (“PPP”)

Throughout this press release we have noted certain balances, ratios or other measures of the Company’s performance which exclude the impact of PPP loans, which we expect to be short-term in nature. We refer to any balance, ratio or measure that excludes PPP loans as “core.” The core balances, ratios and measures were derived in order to provide more meaningful comparisons to prior periods as the majority of PPP loans outstanding are expected to pay off shortly. The table on page 10 provides a reconciliation of the non-GAAP measures to the information presented under U.S. generally accepted accounting principles (“GAAP”).

The PPP was created by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and instituted by the Small Business Administration (“SBA”). The PPP allowed entities to apply for a 1.00% interest rate loan with payments generally deferred until the date the lender receives the applicable forgiveness amount from the SBA. The PPP loans may be partially or fully forgiven by the SBA if the entity meets certain conditions. The maturity term for any principal portion left unforgiven is either 2 or 5 years from the funding date, depending on when the loan was originated. All PPP loans are fully guaranteed by the SBA and are included in total loans outstanding. For the year ended December 31, 2020, the Company closed 2,762 PPP loans totaling $510.1 million. In the fourth quarter, the Company began to receive PPP loan forgiveness payments and as of December 31, 2020, 2,633 PPP loans were outstanding totaling $453.1 million.

In addition to generating interest income, the SBA pays lenders fees for processing PPP loans. As of December 31, 2020, the Company has recorded $17.2 million in PPP related SBA fees and is accreting these fees into interest income over the life of the applicable loans. If a PPP loan is forgiven or paid off before maturity, the remaining unearned fee is recognized into income at that time. For the year ended December 31, 2020, the Company has recognized $7.2 million in PPP related SBA fees. The majority of the remaining $10.0 million in fees are expected to be recognized as the PPP loans are forgiven, which we expect to occur over the next several quarters.

The Economic Aid Act, signed into law on December 27, 2020, authorized new PPP funding and extended the authority of lenders to make PPP loans through March 31, 2021. Under the revised terms of the PPP, loans may be made to first time borrowers as well as certain businesses that previously received a PPP loan and experienced a significant reduction in revenue. The Company has begun participation in the new round of the PPP by offering first and second draw loans.

Results of Operations

Net income for the three months ended December 31, 2020 amounted to $9.9 million, an increase of $1.1 million, or 13%, compared to the three months ended December 31, 2019. The increase in net income for the three months ended December 31, 2020 was positively impacted by growth in net interest income, partially offset by an increase in the provision for loan losses. Net income for the year ended December 31, 2020 amounted to $31.5 million, a decrease of $2.7 million, or 8%, compared to the year ended December 31, 2019. The decrease in net income for the year ended December 31, 2020 was driven primarily by an increase in the provision for loan losses and to a lesser extent an increase in non-interest expense, partially offset by growth in net interest income.

The increases in net interest income resulted mainly from PPP income and lower deposit interest expense. The provision for loan losses increased in 2020 over the prior year periods as the Company added to general reserves to address the impact of COVID-19 on the Company’s loan portfolio and from an increase in impaired loan reserves.

For the three months and year ended December 31, 2020, non-interest expense increased primarily from salary and benefits expense and deposit insurance premiums assessed by the Federal Deposit Insurance Corporation (the

“FDIC”), which were lower in the comparable period due to credits received from the FDIC in 2019, partially offset by lower advertising and public relations and other operating expenses. For the year ended December 31, 2020, technology costs also contributed to the increase in non-interest expenses due primarily to the Company’s continued strategic initiatives.

Net interest income for the three months ended December 31, 2020 amounted to $34.2 million, an increase of $4.6 million, or 16%, compared to the three months ended December 31, 2019. Net interest income for the year ended December 31, 2020 amounted to $130.1 million, an increase of $14.3 million, or 12%, compared to the year ended December 31, 2019. The increase in net interest income was due largely to interest-earning asset growth, primarily in PPP loans, and lower deposit interest expense, partially offset by a decline in tax equivalent net interest margin (“net interest margin” or “margin”). For the three months ended December 31, 2020, net interest income included $1.3 million in PPP interest income and $3.5 million in PPP related SBA fees. For the year ended December 31, 2020, net interest income included $3.5 million in PPP interest income and $7.2 million in PPP related SBA fees.

Average loan balances increased $603.2 million, or 24%, for the three months ended, and $553.8 million, or 23%, for the year ended December 31, 2020, compared to the respective 2019 period averages. Average core loan balances increased $122.2 million, or 5%, for the three months ended, and $217.3 million, or 9%, for the year ended December 31, 2020, compared to the respective 2019 period averages.

Net interest margin was 3.49%, 3.46%, and 3.93% for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively. Net interest margin was 3.59% and 3.95% for the years ended December 31, 2020 and 2019, respectively. Core net interest margin for the three months and year ended December 31, 2020 was 3.44% and 3.64%, respectively. The lower margin results in 2020 reflected primarily the significant decline in interest rates since the comparable periods that resulted in interest-earning asset yields declining faster than the cost of funding. Interest-earning asset yields were impacted by a 150 basis-point decrease in the Federal Funds rate since December 31, 2019. Term interest rates have also fallen significantly over the respective periods and collectively these interest rate decreases have reduced yields on loan repricing, short-term and overnight investments and interest-earning asset growth. The Company funds these interest-earning assets principally through non-term customer deposits, which were less impacted by the interest rate declines. In addition, net interest margin for the three months ended December 31, 2020 was also impacted by a significantly higher quarter-to-date average balance in lower-yielding short-term and overnight investments of $305.7 million compared to $45.6 million in the corresponding 2019 period. The average balance of these short term and overnight investments was $189.2 million for the year ended December 31, 2020, compared to $80.7 million for the year ended December 31, 2019.

For the three months ended December 31, 2020, the provision for loan losses amounted to $2.1 million, compared to a credit of $400 thousand for the three months ended December 31, 2019. The provision for the quarter ended December 31, 2020 consisted of $1.4 million related to net changes in classified and impaired loans and $746 thousand related to net charge-offs, partially offset by a reduction in the loan portfolio, among other factors. For the year ended December 31, 2020, the provision for loan losses amounted to $12.5 million, compared to $1.2 million for the year ended December 31, 2019. The provision for the year ended December 31, 2020 consisted of $6.2 million in general reserve factor increases related primarily to the impact of the COVID-19 pandemic on credit quality, $4.5 million related to net changes in classified and impaired loans and $1.8 million related to loan growth, changes in loan mix and net charge-offs. The change in classified and impaired loans is discussed further in the “Credit Quality” section below.

Non-interest income for the three months ended December 31, 2020, amounted to $4.7 million, an increase of $421 thousand, or 10%, compared to the three months ended December 31, 2019. Non-interest income for the year ended December 31, 2020, amounted to $17.2 million, an increase of $928 thousand, or 6%, compared to the year ended December 31, 2019. Non-interest income increased in 2020 due primarily to increases in net gains on sales of loans and wealth management fees, partially offset by a decrease in deposit and interchange fees.
Non-interest expense for the three months ended December 31, 2020, amounted to $23.5 million, an increase of $763 thousand, or 3%, compared to the three months ended December 31, 2019. Non-interest expense for the year ended December 31, 2020, amounted to $93.3 million, an increase of $6.8 million, or 8%, compared to the year ended December 31, 2019. Increases in non-interest expense in 2020 related primarily to the Company’s strategic growth initiatives, particularly salaries and employee benefits, and to a lesser extent technology and telecommunications expenses. Additionally, FDIC deposit insurance premiums increased primarily because the 2019 expense was positively impacted by a $683 thousand credit from the FDIC Deposit Insurance Fund. The non-interest expense increase was partially offset by lower expenses for advertising and public relations and other operating expenses that decreased because of the pandemic’s impact on business operations.

Credit Quality

At December 31, 2020, the Company determined its allowance for loan losses using the incurred loss methodology. The allowance for loan losses totaled $44.6 million, or 1.45%, of total loans outstanding at December 31, 2020, compared to $33.6 million, or 1.31%, at December 31, 2019. The allowance for loan losses to total core loans, excluding PPP loans that are fully guaranteed by the SBA, was 1.69% at December 31, 2020.

In the first quarter of 2020, the Company, in accordance with the provisions of the CARES Act, chose to delay its implementation of the Financial Accounting Standards Board’s Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments, including the current expected credit losses (“CECL”) methodology for estimating the allowance for credit losses. Under the CARES Act, companies could delay the implementation of CECL until the earlier of (i) the date on which the national emergency concerning the COVID-19 pandemic terminates, or (ii) December 31, 2020. The Economic Aid Act, which was passed in December 2020, extended the period during which companies may delay the implementation of CECL until the earlier of (i) the first day of the fiscal year that begins after the national emergency termination date or (ii) January 1, 2022. While the Company has not yet adopted CECL, we estimate that at December 31, 2020, under the CECL methodology, the allowance for credit losses would have amounted to approximately $50.0 to $52.0 million, or 1.90% to 1.98%, of total core loans outstanding. Total credit loss reserves, including the reserve for unfunded commitments, would have amounted to approximately $53.0 to $55.0 million, or 2.01% to 2.09%, of total core loans outstanding. On the date the Company adopts the CECL methodology, the difference in total credit loss reserves between the two models will be recorded through stockholders’ equity, net of applicable income tax.

As of December 31, 2020, short-term payment deferrals due to the COVID-19 pandemic remained active on 47 loans, amounting to $46.7 million, or 1.8%, of total core loans, compared to 178 loans amounting to $104.1 million, or 3.9%, of total core loans, as of September 30, 2020 and 1,130 loans amounting to $594.8 million, or 22.1%, of total core loans, as of June 30, 2020. As of December 31, 2020, approximately 50% of the balance consisted of loans that were paying monthly interest and were current. The remaining balance, which amounted to less than 1% of total core loans, was deferred for principal and interest.

Non-performing assets are comprised of non-accrual loans and other real estate owned (“OREO”). The Company had no OREO at December 31, 2020, September 30, 2020 or December 31, 2019. Non-performing assets to total core assets amounted to 1.07% at December 31, 2020, compared to 0.61% and 0.46% at September 30, 2020 and December 31, 2019, respectively. Non-performing loans to total core loans amounted to 1.45% at December 31, 2020 compared to 0.81% and 0.58% at September 30, 2020 and December 31, 2019, respectively. The increase at December 31, 2020, compared to September 30, 2020, consisted of a net increase of $16.4 million, largely related to three commercial relationships which are in industries that have been highly impacted by the pandemic. The Company’s credit rating review and analysis process resulted in these relationships being classified as impaired and non-accrual with a specific reserve allocation of $3.2 million.

Net charge-offs for the quarter and year ended December 31, 2020, amounted to $1.4 million and $1.5 million, respectively, compared to recoveries of $79 thousand and net charge-offs of $1.4 million for the quarter and year ended December 31, 2019, respectively. The majority of the 2020 charge-offs were provided specific reserves earlier in 2020 and were due primarily to two unrelated commercial construction relationships, and a smaller portion of commercial and industrial loans, while the 2019 charge-offs were primarily due to two commercial and industrial relationships.

Key Financial Highlights

▪Total assets amounted to $4.01 billion at December 31, 2020, compared to $3.24 billion at December 31, 2019, an increase of $779.3 million, or 24%. Since September 30, 2020, total assets have increased slightly. Total core assets have increased $336.2 million, or 10%, since December 31, 2019 and slightly since September 30, 2020.

▪Total loans amounted to $3.07 billion at December 31, 2020, compared to $2.57 billion at December 31, 2019, an increase of $508.4 million, or 20%. Since September 30, 2020, total loans have decreased $77.0 million, or 2%. Total core loans have increased $65.3 million, or 3% since December 31, 2019 and decreased $25.3 million, or 1%, since September 30, 2020.

▪Customer deposits amounted to $3.48 billion at December 31, 2020, compared to $2.79 billion at December 31, 2019, an increase of $689.5 million, or 25%. Since September 30, 2020, customer deposits have decreased $58.8 million, or 2%. Management believes the deposit growth since December 31, 2019 was due in large part to customers depositing funds received from PPP loan advances and stimulus checks, and generally maintaining higher liquidity in response to the pandemic.

▪Investment assets under management amounted to $1.00 billion at December 31, 2020, compared to $916.6 million at December 31, 2019, an increase of $87.2 million, or 10%. Since September 30, 2020, investment assets under management have increased $78.5 million, or 8%, due primarily to asset growth from market appreciation along with strong new customer growth.

▪Total Regulatory capital to risk weighted assets ratio for the Company, on a consolidated basis, was 14.62% at December 31, 2020 compared to 11.88% at December 31, 2019. The increase resulted primarily from the Company’s July 7, 2020 issuance of $60.0 million in fixed-to-floating rate subordinated notes (the “notes”) due 2030 and redeemable on or after July 15, 2025. The notes are classified as Tier 2 regulatory capital for the Company.

▪Total Regulatory and Tier 1 capital to risk weighted asset ratios for Enterprise Bank were 14.54% and 13.29%, respectively, at December 31, 2020 compared to 14.17% and 12.92%, respectively, at September 30, 2020 and 11.87% and 10.65%, respectively, at December 31, 2019. The increase in the Bank’s capital ratios was due primarily to the Company investing $53.0 million into the Bank from the Company’s issuance of the notes.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 125 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, and commercial insurance services, as well as wealth management, and trust services. The Company’s headquarters and Enterprise Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the Greater Merrimack Valley, Nashoba Valley, and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 26 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. On January 4, 2021, the Company opened its full-service branch office in North Andover, Massachusetts and is also in the process of establishing a branch office in Londonderry, New Hampshire and anticipates that this location will open in late 2021 or early 2022.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,”

“estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, the impact of the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, changes in tax laws, and current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents:
Cash and due from banks	$40,636	$39,927
Interest-earning deposits	213,146	23,867
Total cash and cash equivalents	253,782	63,794
Investments:
Debt securities at fair value	582,303	504,788
Equity securities at fair value	746	467
Total investment securities at fair value	583,049	505,255
Federal Home Loan Bank stock	1,905	4,484
Loans held for sale	371	601
Loans:
Total loans	3,073,860	2,565,459
Allowance for loan losses	(44,565)	(33,614)
Net Loans	3,029,295	2,531,845
Premises and equipment, net	46,708	45,419
Lease right-of-use asset	18,439	19,048
Accrued interest receivable	16,079	12,295
Deferred income taxes, net	11,290	8,732
Bank-owned life insurance	31,363	30,776
Prepaid income taxes	2,449	572
Prepaid expenses and other assets	13,938	6,572
Goodwill	5,656	5,656
Total assets	$4,014,324	$3,235,049
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Customer deposits	$3,476,268	$2,786,730
Brokered deposits	74,995	—
Total deposits	3,551,263	2,786,730
Borrowed funds	4,774	96,173
Subordinated debt	73,744	14,872
Lease liability	17,539	18,104
Accrued expenses and other liabilities	30,638	21,683
Accrued interest payable	1,940	846
Total liabilities	3,679,898	2,938,408
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 11,937,795 shares issued and outstanding at December 31, 2020; and 11,825,331 shares issued and outstanding at December 31, 2019	119	118
Additional paid-in capital	97,137	94,170
Retained earnings	214,977	191,843
Accumulated other comprehensive income	22,193	10,510
Total stockholders’ equity	334,426	296,641
Total liabilities and stockholders’ equity	$4,014,324	$3,235,049

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
Interest and dividend income:
Loans and loans held for sale	$33,619	$31,109	$131,091	$122,082
Investment securities	3,254	3,350	13,347	13,135
Other interest-earning assets	87	203	402	1,891
Total interest and dividend income	36,960	34,662	144,840	137,108
Interest expense:
Deposits	1,743	4,785	11,599	19,941
Borrowed funds	3	70	606	385
Subordinated debt	1,033	233	2,501	925
Total interest expense	2,779	5,088	14,706	21,251
Net interest income	34,181	29,574	130,134	115,857
Provision for loan losses	2,102	(400)	12,499	1,180
Net interest income after provision for loan losses	32,079	29,974	117,635	114,677
Non-interest income:
Wealth management fees	1,560	1,417	5,815	5,494
Deposit and interchange fees	1,622	1,829	6,426	6,870
Income on bank-owned life insurance, net	141	156	587	638
Net gains on sales of debt securities	—	—	227	146
Net gains on sales of loans	595	225	1,409	469
Other income	797	667	2,783	2,702
Total non-interest income	4,715	4,294	17,247	16,319
Non-interest expense:
Salaries and employee benefits	15,313	14,077	61,580	56,059
Occupancy and equipment expenses	2,189	2,075	8,546	8,417
Technology and telecommunications expenses	2,382	2,300	9,197	7,590
Advertising and public relations expenses	645	1,035	2,151	2,962
Audit, legal and other professional fees	558	650	2,273	2,039
Deposit insurance premiums	434	143	2,124	876
Supplies and postage expenses	223	253	898	971
Other operating expenses	1,733	2,181	6,485	7,501
Total non-interest expense	23,477	22,714	93,254	86,415
Income before income taxes	13,317	11,554	41,628	44,581
Provision for income taxes	3,460	2,815	10,172	10,381
Net income	$9,857	$8,739	$31,456	$34,200

Basic earnings per share	$0.83	$0.74	$2.64	$2.90
Diluted earnings per share	$0.82	$0.74	$2.64	$2.89

Basic weighted average common shares outstanding	11,930,578	11,819,070	11,897,813	11,789,570
Diluted weighted average common shares outstanding	11,951,882	11,857,771	11,919,508	11,829,818

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the year ended	At or for the year ended
(Dollars in thousands, except per share data)	December 31, 2020	December 31, 2019
BALANCE SHEET DATA
Total assets	$4,014,324	$3,235,049
Loans serviced for others	78,991	95,905
Investment assets under management	1,003,841	916,623
Total assets under management	$5,097,156	$4,247,577

INCOME STATEMENT RATIOS
Return on average total assets	0.82%	1.10%
Return on average stockholders’ equity	9.95%	12.31%
Net interest margin (tax equivalent)(1)	3.59%	3.95%

STOCKHOLDERS EQUITY RATIOS
Book value per share	$28.01	$25.09
Dividends paid per common share	$0.70	$0.64

CAPITAL RATIOS
Total capital to risk weighted assets	14.62%	11.88%
Tier 1 capital to risk weighted assets	10.77%	10.13%
Tier 1 capital to average assets	7.52%	8.86%
Common equity tier 1 capital to risk weighted assets	10.77%	10.13%

CREDIT QUALITY DATA
Non-performing assets	$38,050	$14,771
Non-performing assets to total assets	0.95%	0.46%
Non-performing assets to total core assets	1.07%	0.46%
Non-performing loans to total loans	1.24%	0.58%
Non-performing loans to total core loans	1.45%	0.58%
Allowance for loan losses to total loans	1.45%	1.31%
Allowance for loan losses to total core loans	1.69%	1.31%

(1)Tax equivalent net interest margin is net interest income adjusted for the tax equivalent effect associated with tax exempt loan and investment income, expressed as a percentage of average interest-earning assets.

Enterprise Bank’s capital ratios as of the periods indicated:

	December 31, 2020(2)	December 31, 2019
Total capital to risk weighted assets	14.54%	11.87%
Tier 1 capital to risk weighted assets	13.29%	10.65%
Tier 1 capital to average assets	9.27%	9.31%
Common equity tier 1 capital to risk weighted assets	13.29%	10.65%

(2)Increased capital ratios reflect the investment of $53.0 million from the Company to the Bank resulting from the Company’s issuance on July 7, 2020 of $60.0 million of fixed-to-floating rate subordinated notes due 2030 and redeemable on or after July 15, 2025.

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios (continued)
(unaudited)

NON-GAAP MEASURES

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with GAAP. However, certain financial measures and ratios we present, including PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, GAAP. These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. In addition, the non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies.

Certain non-GAAP measures provided in this press release exclude the outstanding balance of PPP loans that the Company began originating in April 2020, and which are expected to be short-term in nature. We refer to any balance, ratio or measure that excludes PPP loans as “core.” The Company normalized for this activity by excluding PPP loans from the calculations below in order to provide a more meaningful comparison to prior periods.

The following tables summarize the reconciliation of GAAP items to non-GAAP items (1):

(Dollars in thousands)	December 31, 2020
TOTAL CORE LOANS
Total loans (GAAP)	$3,073,860
Adjustment: PPP loans	(453,084)
Adjustment: Unearned PPP fees	10,014
Total core loans (non-GAAP)	$2,630,790

TOTAL CORE ASSETS
Total assets (GAAP)	$4,014,324
Adjustment: PPP loans	(453,084)
Adjustment: Unearned PPP fees	10,014
Total core assets (non-GAAP)	$3,571,254

	Three months ended	Year ended
(Dollars in thousands)	December 31, 2020	December 31, 2020
TOTAL AVERAGE CORE LOANS
Total average loans (GAAP)(2)	$3,117,779	$2,986,001
Adjustment: Average PPP loans	(493,040)	(345,373)
Adjustment: Average unearned PPP fees	12,028	8,880
Total average core loans (non-GAAP)(2)	$2,636,767	$2,649,508

CORE NET INTEREST MARGIN
Net interest margin (tax equivalent) (GAAP)	3.49%	3.59%
Adjustment: PPP effect	(0.05)%	0.05%
Core net interest margin (tax equivalent) (non-GAAP)	3.44%	3.64%

(1)PPP loan adjustments include an elimination of PPP loans, net of unearned SBA fees, as well as interest income on PPP loans and related SBA fee accretion, included in interest income. Month end and average balances were adjusted as applicable.

(2)Total average loans include loans held for sale.